Exhibit 4.15
REDACTED COPY
Certain identified confidential information has been redacted from this exhibit because both (i) it is customarily and actually treated as private or confidential and (ii) it is not material.
Confidential portions of this Exhibit are designated by [*****]
AMENDMENT AND RESTATEMENT TO THE SUPPLEMENT
TO MASTERCARD LICENSE AGREEMENT
This Amendment and Restatement to Supplement to Mastercard License Agreement (the "Supplement Agreement") is effective as of 7th, October, 2020, and is entered into by and between PAGSEGURO INTERNET S.A. ("Licensee") and MASTERCARD INTERNATIONAL INCORPORATED ("Mastercard") and constitutes an amendment to the Supplement to Mastercard License Agreement, dated March I l, 2015 (the "Prior Supplement Agreement"). The Mastercard License Agreement was entered into by and between Licensee and Mastercard on March 1 1, 2015 (the "License Agreement"). According to the License Agreement, Mastercard granted to Licensee a license (the "License") to use the Marks subject to the terms and conditions set forth in the License Agreement.
PRELIMINARY STATEMENTS
WHEREAS, Licensee received on March 11, 2015, the License from Mastercard authorizing Licensee to engage in Mastercard business, specifically in the issuing of Mastercard pre-paid products and in the acquiring of Mastercard transactions, and to use the Marks in Brazil and such License was subject to certain additional terms and conditions, which were established in the Prior Supplement Agreement;
WHEREAS, Licensee now intends to engage in the issuing of Mastercard credit products and to use the Marks in Brazil and in any other country or jurisdiction for which Licensee receives an extension of area of use as outlined in Section I(e) below (collectively, the "Area of Use");
WHEREAS, this this Supplement Agreement shall regulate the additional terms and conditions of the License regarding Mastercard credit product, as well as to consolidate herein the terms and conditions regarding the acquiring and issuing of pre-paid products;
NOW THEREFORE, incorporating the above preliminary statements, and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Mastercard and Licensee further agree as follows:
l . Terms and Conditions upon License. With respect to its participation in the issuing of pre-paid and credit products and acquiring Mastercard business in the Area of Use pursuant to the License, notwithstanding anything in the License Agreement or the Mastercard Standards ("Standards") as defined in the License Agreement, including, but not limited to the Mastercard Rules, to the contrary and in addition to, and not in lieu of, any other obligations Licensee may owe Mastercard under the License Agreement or Standards, Licensee hereby further acknowledges and agrees, throughout the term of the License (the "Term"), that:

a.Financial Reporting. Licensee will deliver to Mastercard (i) quarterly within 30 days following the end of the first three fiscal quarters of each fiscal year of Licensee, consolidated and consolidating balance sheets, income statements and statements of cash flow of Licensee for such quarterly period and for the period from the end of the last fiscal year of Licensee, and (ii) within 60 days of when audited financial statements are filed or reported, as required under applicable law, and following the end of each fiscal year Licensee audited comparative consolidated and unaudited comparative consolidating balance sheets, income statements and statements of cash flows, certified, in the case of consolidated annual statements by independent public accountants of recognized standing, and in the case of quarterly and consolidating annual statements, by a financial officer of Licensee for such period.
b.Audits. In accordance with Rule 2.5 of the Mastercard Rules and except where prohibited by applicable local laws and or regulations, Licensee will submit to periodic audits or investigations by Mastercard or designated independent third panies, as Mastercard may determine necessary, and conducted as Mastercard deems appropriate, to determine Licensee's compliance with the provisions of this Supplement Agreement, the License Agreement, the Mastercard Standards, as may be amended from time to time, and applicable laws and regulations. Licensee will cooperate and cause the cooperation of its independent auditors and other necessary agents and personnel, in the conduct of any such audit or investigation by Mastercard or such independent third party.
c.Approved Products Only; Program Registration Requirement. Licensee acknowledges and agrees that the License authorizes Licensee to engage solely in the issuing of credit and pre-paid Mastercard products and in the acquiring of Mastercard transactions and under no circumstances shall the Licensee issue, or attempt to issue, by direct or indirect means, any other Mastercard products without the prior written consent of Mastercard.
d.No Sponsorship of Affiliates. Licensee shall not sponsor any other entity to be an Affiliate member or licensee of Mastercard.
e.Extensions of Area of Use. Notwithstanding anything in Mastercard Rule 1.7.2 to the contrary, Licensee shall seek Mastercard's prior written consent before any extension of area of use into every country or jurisdiction into which Licensee desires to issue, or will issue, permitted Mastercard-branded products or desires to acquire, or will acquire Mastercard transactions. Mastercard may or may not grant any such extension of area of use request, at its sole discretion.
f.Legal and Regulatory Compliance; Indemnification. Licensee hereby represents and warrants to Mastercard that the execution and delivery of the License Agreement (as modified by this Supplement Agreement), and the performance of the Mastercard issuing or acquiring business in the Area of Use contemplated in such documents, do not violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order, or any other restriction or requirement of any kind or character applicable to Licensee. Licensee hereby further represents and warrants to Mastercard that Licensee's activities to be performed pursuant to the License shall not constitute unlawful banking or other activity under applicable law or regulation. In addition to any other indemnification obligation Licensee may owe to Mastercard under the License Agreement, Standards or otherwise, Licensee shall protect, indemnify and hold harmless Mastercard, and its stockholders, directors, officers, employees, agents and affiliates, from and against any and all actions, proceedings losses, costs, liability and/or expenses (including, without limitation, the fees and expenses of counsel for Mastercard at both trial and all appellate and bankruptcy levels, costs of investigation, and disbursement), actual and threatened claims and/or demands in any way arising out of the acts or omissions and/or the performance or failure to perform by Licensee in connection with the representations and/or warranties made by Licensee to Mastercard under this subsection, including, without limitation, in the event that any of such representations and/or warranties are not true.

2. Miscellaneous. Except as expressly supplemented or amended herein, the License Agreement shall continue in full force and effect as in effect on the date of this Supplement Agreement. To the extent that any such terms of the License Agreement conflict with the terms of this Supplement Agreement, the terms of this Supplement Agreement shall govern. All capitalized terms not defined herein shall have the meanings given to them in the License Agreement or Standards. If applicable local law and/or regulation within Licensee's Area of Use impose a greater or a conflicting obligation on Licensee's Activities, such applicable local law and/or regulation shall govern. Nothing herein is, or shall be construed as, a waiver or release of any right or privilege held by, or obligation Licensee may owe to, Mastercard under the License Agreement or Standards. All such rights and privileges are affirmatively retained by Mastercard.
IN WITNESS WHEREOF, the parties have negotiated and agreed upon each and every one of the provisions in this Supplement Agreement for which reason this Supplement Agreement cannot, under any circumstances, be considered an adhesion contract and have executed this Supplement Agr date first written above.

MASTERCARD INTERNATIONAL INCORPORATED
By:	/s/Daniel Paula
Name:	Daniel Paula
Title:	Franchise Director
Date:	October 20, 2020

PAGSEGURO INTERNET S.A.
By:	/s/Renato Bertozzo Duarte	/s/Leandro Roberto Rodrigues
Name:	Renato Bertozzo Duarte	Leandro Roberto Rodrigues
	CPF: [*****]	CPF: [*****]
Title:
Date:	07th, October, 2020

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